Exhibit 1.01

Plant Lease Agreement

【Reference number:                               】

Lease Object: No. 18, Gongsi Road, Linkou District, XInbei

Lessee: Applied Optoelectronics, Inc., Taiwan Branch

Taiwan Asset Management Corporation

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Plant Lease Agreement

Lessor: Taiwan Asset Management Corporation ("Party A")

Lessee: Applied Optoelectronics, Inc., Taiwan Branch ("Party B")

With respect to the plants Party A intends to lease to Party B, both parties agree to enter into and be bound by this Lease Agreement (the "Agreement")

Article 1	Premises

Party A agrees to provide Party B with the following real estate (the "Premises") under this Agreement:

Land Imarking	Location					Area (m2)	Right scope	Leased Area (m2)
	City	District	Section	Sub-section	Land No.
	Xinbei	Linkou	Gong Er		28-2	139.45 /461.00	all	139.45 /461.00
	Xinbei	Linkou	Gong Er		30-2	802.84 /2,654.00	all	802.84 /2,654.00
	Xinbei	Linkou	Gong Er		31-5	1,777.19 /5,875.00	all	1,777.19 /5,875.00
Construction marking	Construction Number		address			Construction Area (m2)		Right scope
						Floor Area	Purpose and Area of Auxiliary building
	1444 (see appendix)		No. 18, Gongsi Road			5,543.87 /18,326.85	229.75 /759.50	all
	1530 (see appendix)		No. 18, Gongsi Road			1,692.97 /5,596.60	0	all
Purpose

1. Party B shall not erect any structure on the leased land.

2. The leased land can only be used for the purpose of plant operation.

3. If the lease purpose is subject to the approval of a competent authority, Party B shall be responsible for obtaining such approval and use the Premises in compliance with the applicable laws.

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Article 2	Lease Term

The lease shall be valid for 15 years, from June 1, 2014 to May 31, 2029.

Article 3	Calculation and Payment of Rent

Party A and Party B agree to pay the rent in the following manner during the Lease Term: (the following rents include the taxes payable by Party A for the rent income and Party A shall be solely responsible for tax returns and Party B shall not require Party A to deduct any tax from the rent ):

1. Nine months rent-free period from June 1, 2014 to February 28, 2015.

2. The monthly rent shall be NTD 2,080,000 from March 1 2015 to February 28 2018.

3. The monthly rent shall be NTD 2,340,000 from March 1, 2018 to February 28, 2019.

4. The monthly rent shall be NTD 2,600,000 from March 1 2019 to February 28, 2021.

5. The monthly rent shall be NTD 2,678,000 from March 1 2021 to February 28, 2023.

6. The monthly rent shall be NTD 2,758,340 from March 1 2023 to February 28, 2025.

7. The monthly rent shall be NTD 2,841,090 from March 1 2025 to February 28, 2027.

8. The monthly rent shall be NTD 2,841,090 from March 1 2027 to February 28, 2029.

9. The monthly rent shall be NTD 3,014,113 from March 1 2029 to May 31, 2029.

Party B shall remit the rent on a monthly basis to the bank account designated by Party A at its own cost. Party A shall issue a (special) invoice within 7 working days after receiving the payment from Party B. The information of the bank account designated by Party A is as follows:

Bank: Taiwan Land Bank, Changchun Branch

Account Number:

Name: Taiwan Asset Management Corporation

Article 4 Security Deposit and Rent Deposit

Party B shall pay NTD 7,280,000 to Party A at the time of execution of this Agreement as the Security Deposit, of which, NTD 2,080,000 shall be deemed as the rent of the first month upon expiration of the rent free period as set forth in Article 3, and the remaining NTD 5,200,000 shall be converted into the rent deposit without interest.

In any of the following circumstances, any part or all the security deposit shall be confiscated by Party A as the liquidated damages:

1. the Agreement is early terminated during the rent-free period for any reasons attributable to Party B and Party B fails to restore the Premises to its original state before returning to Party A, in which case, such deposit shall be wholly retained by Party A as compensation for loss of lease opportunity and reinstatement of the Premises.

2. the Agreement is early terminated during the rent-free period for any reasons attributable to Party B, but Party B has restored the Premises to its original state before returning to Party A, in which case, Party A is entitled to retain NTD 5,200,000 as compensation for loss of lease opportunity and shall return the remaining NTD 2,080,000 to Party B without interest.

Party A shall remit the rent deposit under this Agreement to Party B at the cost of Party B. In the event that the rent deposit is confiscated, deducted or set off or is insufficient, Party B shall replenish such deposit account within 14 days after the notice given by Party A, otherwise, Party B shall be deemed to be in breach and Party A may terminate this Agreement, in which case, Party B shall not raise objection to the amount of the deposit confiscated, deducted or set off, except that such confiscation, deduction or setoff is found to be illegal, in which case, Party A shall return such amount to Party B without interest.

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If Party B does not commit any breach under this Agreement, Party A shall unconditionally return the rent deposit without interest within 30 days upon termination or expiration of this Agreement subject to deduction of any costs payable by Party B.

Article 5	Limitation on Purpose of the Premises and Validity of the Agreement

Party B agrees that the Premises shall be delivered to it by Party A "as is" on the date of the execution of this Agreement and both parties have confirmed the state of the Premises and Party A has informed Party B of any defects in the Premises. No encumbrance has been created over the Premises at the time of execution of this Agreement, otherwise, Party A shall indemnify Party B against any losses caused thereby. In the event that the Premises are used by Party B for any other unauthorized purpose, Party A may seek compensation against Party B for any damages caused by Party B, in addition to the right to terminate this Agreement and recover the Premises. In the event that Party B uses the Premises in breach of this Agreement, thus violating any applicable laws or prejudicing the public safety, Party B shall be solely liable for any breach of law and shall also be liable for any damages to the Premises (if any).

Party B shall not transfer, sublease, lend without consideration the Premises to or mortgage the Premises for the benefit of any third party. No party shall transfer any rights and obligations under this Agreement to any third party.

Party B shall solely deal with any dispute with a third party in connection with the use of the Premises and in no event shall Party A be liable for such dispute. In the event that such dispute has any adverse impact on Party A, Party B shall remove such impact and indemnify Party A for any damages caused thereby.

Party B and any persons who are allowed by Party B to use the Premises shall take good faith care of the Premises, and Party B and such persons shall be liable for any damage to or destruction of the Premises or any fire accidents in the Premises.

Party B shall also be jointly liable for restoring the Premises and indemnify Party A against any losses as a result of any damage to or destruction of the Premises or public facilities therein or fire accidents caused by any persons who are allowed by Party B to use the Premises

Article 6	Repair and Reconstruction

Except that the Premises needs to be repaired for the following reasons, Party B shall be responsible for repairing the Premises at its own cost during the lease period , except to the extent that: provided that Party B shall be responsible for repairing its decoration, furniture and business facilities and equipment at its own cost.

(i) any structural damages caused by acts of God or any other Force Majeure events which are beyond the control of any party shall be repaired by Party A;

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(ii) in the event that any parts of the Premises the property ownership of which is not registered have to be removed due to any change in law or government acts, both parties shall negotiate the costs necessary to remove such facilities to any other part of the Premises to the extent of two times the then effective monthly rent and Party B shall not claim any other compensations. In the event that the removed structure cannot be rebuilt, both parties agree to reduce the rents set forth in article 3 on a pro rata basis based on the ratio of the area of such removed structure to the whole area.

In the event that it is necessary to reconstruct any facilities in the Premises, subject to the written consent of Party A, Party B shall make such reconstruction according to the applicable construction laws, fire prevention and any other rules, without changing the original construction structure or violating any construction laws.

Article 7	Cost and Expenses during the Lease Term

Both parties agree that any house tax, land tax and any rent-related taxes shall be borne by Party A according to laws. During the lease period, any expenses related to the use of the Premises, including such as the tax, public fund, management fee, telephone fee, cleaning fee and water, electricity and gas costs, shall be borne by Party B.

During the lease term, Party A shall take out the fire insurance for the Premises and pay the premium, provided that Party B shall be solely responsible for taking out and maintaining the insurance policy in light of its business need for any reconstruction and repair works undertaken by Party B for the purpose of operating the business set forth in article 1 as well as the equipment, facilities and other objects in the Premises. In the event that any claim is rejected by the insurance company for any reasons attributable to Party B, Party B shall indemnify Party A against any losses related thereto and shall be solely liable for any damages to the rights and interests of any third party.

Article 8	Returning of the Premises upon expiration or termination of this Agreement

Party B shall vacate the Premises and return it to Party A as of the termination or expiration date of this Agreement and shall not make any delay or claim any rights or reimbursements for any reasons. All the decorations and facilities and structures existing in the Premises prior to the execution of this Agreement, including without limitation the iron roller door, basic partition, full height glazing, shall not be removed.

No party shall terminate this Agreement during the first six years except in the circumstance set forth in article 9. As from the 7th year of the lease period (ie. June 2, 2120), either party may terminate this Agreement by giving a 18-month prior written notice to the other Party. Upon termination of this Agreement, Party A shall return to Party B without interest any rent which does not become due and the rent deposit upon deduction of any rent and costs unpaid by Party B. Such early termination provision does not apply during the rent free period.

Party B may extend the lease prior to the expiration of the lease period subject to the consent of Party A, provided that Party B shall apply six month prior to the expiration of the lease period and enter into a separate agreement with Party A. In the event that a third party proposes to lease the Premises prior to the expiration of the lease period, Party B shall have the priority to negotiate with Party A on the same terms and condition as applied to such third party.

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In the event that Party B fails to return the Premises, Party A may request Party B to pay the liquidated damages in an amount of two time the then effective monthly rent until Party B completely vacates the Premises and Party B shall not raise objection thereto.

Article 9	Correction Notice and Effectiveness

In the event that any party is in breach of this Agreement during the lease period, the other party may require the breaching party to correct, remedy or cease such acts by giving a written notice. In the event the breaching party fails to correct, remedy or cease such acts during the prescribed period, the non-breaching party may terminate this Agreement by giving a written notice and seek compensation for any damages, if any. Party A may confiscate the rent deposit paid by Party B as liquidated damages.

Delay in payment of any rent for two months on the part of Party B shall be deemed breach of this Agreement.

Article 10	Others

In the event that Party A intends to sell the Premises, it shall notify Party B in writing within 2 months for the purpose of evaluation.

Any furniture, objects or equipment left in the Premises after Party B moves shall be deemed abandoned by Party B and Party A shall have the right to dispose of such furniture. Any costs related to such disposal shall be borne by Party B.

In the event that Party A intends to sell the Premises during the lease period, Party B shall cooperate with Party A or any agent designated by Party A for the purpose of visiting the Premises and shall not reject for any reasons, provided that the relevant persons shall execute a confidentiality agreement. In the event that the Premises are sold to a third party, Party B agrees to unconditionally pay the rent to such third party after receiving the written notice from Party A.

In the event that Party B has registered its household in the place where the Premises are located, it shall deregister its household upon termination or expiration of this Agreement, otherwise, Party A shall declare to the competent authority that no household registration is made in the Premises.

In the event that Party B uses the address of the Premises as its incorporation or registered address, it shall carry out the deregistration procedure upon termination or expiration of this Agreement, otherwise, Party A may apply for such deregistration with the competent authority and require Party B to pay any additional taxes and losses caused thereby.

Article 11	Jurisdiction

Both parties agree that the Xinbei District Court of Taiwan will be the court of first instance having jurisdiction over all disputes arising from or in connection with this Agreement.

Article 12	Defects Provision and Effectiveness

Should any provision of this Agreement become void, cancelled, invalid or unenforced, it shall not affect the effectiveness of the other provisions.

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Article 13	Notification and Effectiveness

Any notices between Party A and Party B shall be given in writing and delivered by way of registered mail to the address as described hereunder. The registered mail shall be deemed to be delivered as from the 4th day after being deposited with the post office. In case any party changes its address, it shall notify in writing the other party, otherwise, any notice which is unable to be delivered due to failure to notify such change shall be deemed to have been successfully delivered.

Article 14	Notarization

Party B shall cooperate with Party A for the purpose of notarization procedure after execution of this Agreement. The relevant notarization fee shall be equally borne by both parties. Each party shall bear respectively its agency costs.

All the issues subject to enforcement procedure are detailed in the notarization documents. In the event that Party B fails to return the Premises or pay the rent according to this Agreement, the enforcement procedure shall apply. In case of implementation of the enforcement procedure for any payment obligation, such procedure shall also be applicable to the guarantor, if any,

Article 15	Counterparts and Uncovered Issues

This Agreement is executed in three copies, which shall be kept respectively by Party A, Party B and the notary.

Unless otherwise agreed upon, any issues which are not provided for under this Agreement shall be dealt with according to the Civil Law and other applicable regulations.

Lessor:

Name: Taiwan Asset Management Corporation

Address: Building 12, No. 85, Nanjing East Road 2nd section, Taibei

Tel: 02-25683355

Ref. Number:70808864

Lessee:

Name: Applied Optoelectonics, Inc., Taiwan Branch 名

Legal Representative:

Address:

Tel:

Ref. Number:

Signed on: April 1, 2014

Notarized on:

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